Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 33-37384, 33-39647, 33-45167, 33-45604, 33-46719, 33-50944, 33-57522, 33-62078, 33-78502, 33-84362, 33-91858, 333-04670, 333-28429, 333-53703, 333-84949, 333-38264, 333-65758, 333-97979, 333-118212, 333-138551, and 333-161295) on Form S-8 of Trimble Navigation Limited of our report dated June 15, 2012, with respect to the statement of net assets available for benefits of the Trimble Navigation Savings and Retirement Plan as of December 31, 2011, and the related statement of changes in net assets available for benefits for the year then ended, appearing in this Annual Report (Form 11-K) of the Trimble Navigation Savings and Retirement Plan.

/s/ MOHLER, NIXON & WILLIAMS
Accountancy Corporation

Campbell, California
June 19, 2013